Exhibit 99.ACCT

EXHIBIT(a)(4)

Registrant’s Independent Public Accountant

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Funds	Predecessor Funds
Invesco Oppenheimer Portfolio Series: Conservative Investor Fund	Oppenheimer Portfolio Series: Conservative Investor Fund
Invesco Oppenheimer Portfolio Series: Moderate Investor Fund	Oppenheimer Portfolio Series: Moderate Investor Fund
Invesco Oppenheimer Portfolio Series: Active Allocation Fund	Oppenheimer Portfolio Series: Active Allocation Fund
Invesco Oppenheimer Portfolio Series: Growth Investor Fund	Oppenheimer Portfolio Series: Growth Investor Fund

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Funds for the Funds’ current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco Funds.

Prior to the close of business on May 24, 2019, each Predecessor Fund was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

Effective after the close of business on May 24, 2019, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Funds. The Prior Auditor’s report on the financial statements of the Predecessor Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Funds’ two most recent fiscal years and through May 24, 2019, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 4, 2019 is attached as Attachment A to this exhibit.

October 4, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Conservative Investor Fund, Moderate Investor Fund, Active Allocation Fund, and Growth Investor Fund, each a series of Oppenheimer Portfolio Series, and under the date of March 25, 2019, we reported on the financial statements of the Oppenheimer Portfolio Series as of and for the years ended January 31, 2019 and 2018. On May 24, 2019, we resigned as independent public accountant.

We have read the statements made by AIM Growth Series (Invesco Growth Series) included under Item 13(a)(4) of Form N-CSR dated October 4, 2019, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP as the independent registered public accounting firm of Invesco Oppenheimer Portfolio Series: Conservative Investor Fund, Invesco Oppenheimer Portfolio Series: Moderate Investor Fund, Invesco Oppenheimer Portfolio Series: Active Allocation Fund, and Invesco Oppenheimer Portfolio Series: Growth Investor Fund.

Very truly yours,

KPMG LLP